Exhibit 10.6

SECOND AMENDMENT TO LETTER AGREEMENT

BETWEEN MIKE BATESOLE AND TPCO HOLDING CORP.

This Amendment to the Letter Agreement (“this Amendment”) between Mike Batesole (“Employee” or “You”) and TPCO Holding Corp. (“Employer”), is made as of May 20, 2021 (the “Amendment Effective Date”).

WHEREAS Employee and Employer are parties to that certain Letter Agreement, dated February 15, 2021 (the “Original Agreement”);

Whereas Employee and Employer agreed to a First Amendment to the Letter Agreement, dated March 30, 2021 (the “First Amendment” and together with the Original Agreement, the “Agreement”);

WHEREAS any defined terms used herein have the same meaning as originally prescribed in the Letter Agreement, unless otherwise noted; and

WHEREAS Employee and Employer wish to amend the Agreement.

NOW THEREFORE, in consideration of the foregoing, and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and Employer agree that “Schedule A” in the Letter Agreement will be replaced in its entirety as follows:

Schedule A

Equity Award

Initial Award

As of the Effective Date, you will be granted 200,000 restricted stock units, or “RSUs”, of The Parent Company (the “Initial Award”), which will vest as follows:

1.	25% (the “Initial Vested Amount”) will vest one hundred eighty (180) days after the Effective Date (the “Initial Vesting Period”).

2.	The remaining RSUs will vest in thirty (30) equal monthly installments beginning on the first day of the first month following the Initial Vesting Period.

If there is a Sale Event (as defined in the Letter Agreement), all unvested RSUs will vest immediately prior to the closing of the Sale Event. If you are terminated without Cause, resign for Good Reason, or your employment ceases as a result of your death or disability (any of the foregoing, a “Non-Cause Termination”), your Initial Vested Amount (if not already vested) plus unvested RSUs equal to 30% of the RSU’s subject to the Initial Award (or such smaller number of unvested RSU’s) shall be deemed to be vested as of the effective date of such Non-Cause Termination.

Annual Award (Year 1)

In addition to the Initial Award, as of the Effective Date, you will be granted 50,0000 RSUs of The Parent Company (the “Annual Award”), which will vest as follows:

1.	25% (the “Initial Vested Amount”) will vest one hundred eighty (180) days after the Effective Date (the “Initial Vesting Period”).

2.	The remaining RSUs will vest in thirty (30) equal monthly installments beginning on the first day of the first month following the Initial Vesting Period.

If there is a Sale Event (as defined in the Letter Agreement), all unvested RSUs will vest immediately prior to the closing of the Sale Event. If you are terminated without Cause, resign for Good Reason, or your employment ceases as a result of your death or disability (any of the foregoing, a “Non-Cause Termination”), your Initial Vested Amount (if not already vested) plus unvested RSUs equal to 30% of the RSU’s subject to the Annual Award (or such smaller number of unvested RSU’s) shall be deemed to be vested as of the effective date of such Non-Cause Termination.

Earn-Out Milestone Package

Additionally, you will be eligible for up to an additional 150,000 RSUs contingent upon achieving the three (3) milestones (“milestone” or “milestones”) described in Exhibit A hereto. Each potential milestone payment will vest pursuant to the following schedule but be unavailable to Employee until such milestone is successfully achieved.

Milestone RSU Vesting Schedule:

i.	25% of the applicable milestone RSU payment will vest one hundred eighty (180) days after the Effective Date (the “Initial Vested Milestone Amount”);

ii.	The remaining RSUs will vest in thirty (30) equal monthly installments beginning on the first day of the first month following the Initial Vesting Period; and

iii.	In any case, successful completion of the applicable milestone objective as described in Exhibit A hereto.

Each successful milestone completion will entitle the Employee to 50,000 RSUs, or 150,000 RSUs in total if all three milestones are successfully completed.

If there is a Sale Event (as defined in the Letter Agreement), the earn-out milestone package RSUs described immediately above and in Exhibit A hereto will vest immediately prior to the closing of the Sale Event. If you are terminated without Cause, resign for Good Reason, or your employment ceases as a result of your death or disability (any of the foregoing, a “Non-Cause Termination”), your Initial Vested Milestone Amount (if not already vested) plus unvested RSUs equal to 30% of the RSU’s subject to the milestone awards described in Schedule A (or such smaller number of unvested RSU’s) shall be deemed to be vested as of the effective date of such Non-Cause Termination.

Employee agrees that eligibility for any RSU payment under the Earn-Out Milestone Package is contingent upon Employee’s achievement of its corresponding milestone. Whether a particular milestone has been achieved is subject to the sole discretion of the Board of Directors (the “Board”) acting reasonably. As such, the Board of Directors shall determine the exact date on which a particular milestone has been achieved for purposes of RSU vesting under the Earn-Out Milestone Package.

Notwithstanding the foregoing, if, despite Employee’s best efforts, a change in strategic direction implemented by the Board and/or the Chief Executive Officer materially impedes the Employee’s ability to achieve a particular milestone or if the Information Technology department no longer reports into the Employee, Employee will not be precluded from receiving a RSU Payment(s) under the Earn-Out Milestone Package. In such circumstance, the Board shall award the Employee a RSU Payment(s) in connection with a particular milestone(s) despite incompletion of said milestone if (i) the Board, acting in good faith, determines that its actions or that of the Chief Executive Officer materially impeded the Employee’s ability to achieve any milestone(s) and (ii) the Employee was otherwise acting in good faith and using the Employee’s best efforts to satisfy the milestone conditions.

The terms hereof shall constitute an Amendment to the Letter Agreement. Except as provided herein, the terms and conditions of the Letter Agreement shall remain in full force and effect. In the event of conflict between this Amendment and the Letter Agreement, the terms and conditions of this Amendment shall control.

IN WITNESS WHEREOF, Employee and Employer have executed this Second Amendment as of the Amendment Effective Date set forth above.

Agreed and Acknowledged by:

/s/ Steve Allan	May-21-2021 | 13:55 PDT
Steve Allan	Date
CEO, The Parent Company (TPCO Holding Corp.)

/s/ Mike Batesole	May-20-2021 | 09:26 PDT
Mike Batesole	Date
CFO, The Parent Company (TPCO Holding Corp.)

Exhibit A

“Objective Milestones”

Milestone 1 – Data Management (50,000 RSUs)

•	Complete review and adjustment of all user access permissions

•	Develop a reasonably satisfactory mitigation plan to any audit identified deficiencies in access control

•	Establish automated monitory of METRC accuracy and exception reporting

•	Establish administrative control of Employer ERP database

•	Eliminate 3rd party developer access to production data

•	Create an inventory of dashboards and users’ access

•	Complete restricting of access by defined “user roles”

Milestone 2 – Data Preparation (50,000 RSUs)

•	Establish real-time (i.e., less than 10 minute lag) availability of ERP data in the data warehouse (i.e., Big Query)

Milestone 3 – Data Delivery (50,000 RSUs)

•	Rationalize existing Tableau reports documenting an inventory of supported dashboards and authorized users

•	Perform function gap analysis to identify impactful dashboards and prioritize development

•	Create training material for every supported dashboard